Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Vail Resorts, Inc. of our report dated September 26, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Vail Resorts, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 26, 2019